Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. ANNOUNCES
COMPLETION OF AMENDMENT TO
SENIOR CREDIT FACILITY

Plano, Texas, December 3, 2009 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced the completion of the previously announced amendment and extension of its Amended and Restated Credit Agreement dated November 15, 2006, with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto. Pursuant to the amendment, the Company’s senior credit facility was revised as follows:
(i)	The final maturity of $82.5 million out of the Company’s $165 million outstanding Term Loan A was extended from June 2011 to September 2013 and such portion now bears interest at LIBOR plus 2.75%;

(ii)	The final maturity of $300 million out of the Company’s $484 million outstanding Term Loan B was extended from June 2012 to March 2015 and such portion now bears interest at LIBOR plus 3.00%; and

(iii)	The term of the revolving credit facility was extended from July 2011 to September 2013 and now bears interest at LIBOR plus 2.75%.
The interest rates applicable to the Term Loan A and the revolving credit facility are subject to fluctuation based on changes in the Company’s consolidated leverage ratio as set forth in a pricing grid contained in the amendment. In addition, the Company elected to reduce the size of the revolving credit facility to $350 million from $400 million based on the Company’s current liquidity needs.
As a result of the amendment, the Company now expects diluted earnings per share for fiscal 2010 to be in the range of $2.23 to $2.43, a reduction of $0.07 from its previous estimate.
“We are pleased with the successful results of this amendment and believe it reflects the confidence of our lenders in our financial position,” commented Robert D. Davis, the Company’s Executive Vice President and Chief Financial Officer. “We believe it was prudent to take advantage of this opportunity to enhance our liquidity position despite the impact on diluted earnings per share for 2010,” Mr. Davis continued. “We believe we will continue to generate strong cash flow from operations and that this amendment provides additional flexibility and positions us well to invest in the Company’s future,” Mr. Davis concluded.
In addition, as a result of the divestiture during the fourth quarter of the Company’s subsidiary engaged in the prepaid telecommunications and energy business, the Company is also reducing its total revenue guidance for the fourth quarter of 2009 to a range of $654 million to $669 million and for fiscal 2010 to a range of $2.676 billion to $2.736 billion. The Company does not expect the divestiture to have any impact on diluted earnings per share.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 215 rent-to-own stores operating under the trade name of “ColorTyme.”
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short-term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; increases in the unemployment rate; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of any material litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2008, and its quarterly reports for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.